SCHEDULE 13G—TO BE INCLUDED IN

STATEMENTS

FILED PURSUANT TO RULE 13d-1(d)

Exhibit A

Pursuant to Item 7, Silver Star Developments Ltd., an entity organized under the laws of the British Virgin Islands, is the holder of the 5,448,878 shares of common stock of the issuer. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No.200, Wenhua 2nd Rd., Guishan Dist., Taoyuan City 333, Taiwan (R.O.C.). Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd.

Pursuant to Item 7, Peer Developments Ltd., an entity organized under the laws of the British Virgin Islands, is the holder of the 4,208,888 shares of common stock of the issuer. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4F., No.75, Sec. 3, Minsheng E. Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.). Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd.

Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of the issuer.

Pursuant to Item 8, each of the reporting persons in this schedule disclaims membership in a group. In addition, MiTAC International Corporation disclaims beneficial ownership of the 4,208,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 592,150 shares by Matthew Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 5,448,878 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 592,150 shares by Matthew Miau. Matthew Miau disclaims beneficial ownership of the 5,448,878 shares directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 4,208,888 shares directly held by Peer Developments Ltd.

The undersigned persons, on February 9, 2017, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their ownership of the Common Stock of Synnex Corporation.

MITAC INTERNATIONAL CORPORATION

By:	/s/ Ho Jhi-wu
Name:	Ho Jhi-wu
Title:	Director

SYNNEX TECHNOLOGY INTERNATIONAL CORP.

By:	/s/ Tu Shu-wu
Name:	Tu Shu-wu
Title:	Director

/s/ MATTHEW MIAU
MATTHEW MIAU